Exhibit 99.1

Veea Inc. and NovaGen announce potential merger to launch an Edge AI-Powered Global Health Platform

Proposed combination seeks to establish a Nasdaq-listed longevity and precision-health platform, complementing Veea’s continuing edge AI infrastructure business; GeoNova Capital commits US$10 million as cornerstone institutional investor

New York / Amsterdam, [DATE] — Veea Inc. (NASDAQ: VEEA), a provider of AI-powered, cybersecure edge infrastructure, and NovaGen Group B.V., a personalized regenerative medicine and longevity company, today announced they have signed a term sheet to combine and are targeting execution of a definitive business combination agreement within the coming weeks. In connection with the business combination, the parties have also announced an agreement to launch NovaGen Health Networks: a connected health platform integrating Veea’s edge computing, connectivity and cybersecurity capabilities with NovaGen’s cellular reprogramming science and clinical services. Initial deployments will begin at NovaGen clinics and partner hospitals in Q4 2026.

The platform, built on VeeaONE, connects health records, wearable and sensor data, and biological measurements into a patient-controlled longitudinal health profile. Local computing supports agentic AI applications close to the patient, with patient-directed permissions governing access to personal data. Rollout begins with connected health services and will expand to clinician-supervised diagnostics and therapy pathways as clinical validation and applicable regulatory authorizations permit.

GeoNova Capital, as cornerstone investor, has signed a term sheet to provide an initial US$10 million investment in the combined company. Veea will continue to grow and serve its existing customers, partners and markets. Management believes that, based on its internal projections and an independent valuation prepared using such internal projections, the value of the combined company is approximately $750 million.

The business combination between Veea and NovaGen, as well as the investment by GeoNova Capital, remains subject to the negotiation and execution of definitive documentation and the satisfaction of certain conditions to closing by the parties.

The companies plan to roll out NovaGen Health Networks in two phases.

Phase 1 - Connecting People, Data and Care (Q4 2026)

NovaGen Health Networks will provide a private household health hub with a digital twin for every family member and a patient-controlled health records wallet, integrating health records, wearable telemetry and longitudinal biological measurements. Built on VeeaONE, the hub processes sensitive data locally and supports AI wellness companions, medication reminders, and patient-authorized provider sharing. Plans include personal cell banking and consented research participation, subject to applicable regulatory requirements.

Phase 2 - Clinician-Supervised Diagnostics and Therapy Pathways

As clinical validation and regulatory authorizations permit, the network will combine digital twins and medical records with cellular data from the small skin biopsy used to initiate the ARC Prometheus process. This biopsy provides a patient’s own fibroblasts for cellular reprogramming, rejuvenation, cell banking and potential future autologous therapies. Telomere length, DNA-methylation age and additional biomarkers will be assessed to support clinician evaluation of therapy candidates and treatment monitoring. Validated AI tools will support clinician-reviewed decisions and referrals to authorized treatment centers.

“NovaGen is a regenerative medicine platform with proprietary autologous rejuvenated fibroblast stem cell technology and a growing network of associated clinics. This agreement with Veea extends our reach to individuals long before they walk into a clinic,” said Diederik van der Reijt, CEO of NovaGen Group. “NovaGen Health Networks creates a pathway to identify and evaluate potential candidates for our therapies, allowing that relationship to begin earlier and continue through assessment, treatment and follow-up, including the creation of each patient’s own digital twin.”

“NovaGen Health Networks demonstrates the power of AI at the edge, bringing Veea’s connectivity, computing, cybersecurity, storage and AI capabilities together in one global network, putting intelligence where care happens while giving people far greater control over their most personal information,” said Allen Salmasi, Chairman and CEO of Veea.

Data Sovereignty and Privacy

Patient privacy and data sovereignty are central to the network’s design. Health records remain encrypted at source and off the blockchain; the blockchain ledger records only permissions, document fingerprints and access events. Patients authorize specific recipients, categories of information and access periods, and may revoke access at any time. Cloud services use pseudonymous digital twins, with re-identification controlled through protected keys and authorized consent. Veea’s cybersecurity architecture, incorporating Zero Trust Network Access, network slicing, micro-segmentation and AI-driven anomaly detection, protects the network end-to-end.

“GeoNova’s US$10 million commitment reflects our conviction in NovaGen’s strategy and the scale of the opportunity. As corporate adviser and cornerstone institutional investor, our role is to support NovaGen with institutional capital, capital-markets discipline and strategic execution as it advances toward the U.S. public markets,” said Robert Hamilton, Managing Partner, Capital Markets, GeoNova Capital.

About Veea

Veea Inc. (NASDAQ: VEEA) is a global leader in edge solutions and infrastructure. Founded in 2014 and headquartered in New York City, Veea enables enterprises, service providers and public sector organizations to deploy AI-powered applications at the edge. The VeeaONE platform integrates connectivity, computing, cybersecurity and storage into a unified hyperconverged network solution, from edge to cloud. Veea holds more than 123 patents across related technology domains and has been recognized by Gartner for its innovations in edge computing. www.veea.com

About NovaGen Group

NovaGen Group has developed a personalized regenerative medicine and longevity platform integrating ARC Prometheus cellular reprogramming and rejuvenation technology, biological assessment, cell banking, clinical services and digital health. Its strategy connects research and clinical development with a growing network of care locations and partners to support more personalized approaches to health and aging. www.novagengroup.com

About GeoNova Capital

GeoNova Capital is a UAE-based investment and capital-markets firm focused on event-driven investing, structured finance, special situations and public-market transactions. GeoNova is supporting NovaGen as corporate adviser and cornerstone institutional investor.

Media Contacts

Thomas Latiolais — thomas.latiolais@veea.com
Karen Brink — karen@novagengroup.com

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements typically include projections of future revenues, earnings, strategies, and operational growth. These statements are based on current beliefs, assumptions and expectations and involve known and unknown risks and uncertainties that could cause actual results to differ materially from current projections due to factors including, but not limited to, market conditions, economic shifts, and operational challenges. Operational factors that could cause results to differ include Veea’s ability to maintain adequate financial resources, execute its growth strategy, achieve market acceptance, and compete effectively. Forward-looking statements may be identified by words such as “anticipate,” “believe,” “expect,” “intend,” “may,” “plan,” “potential,” “project,” “will” and similar expressions. Forward-looking statements speak only as of the date made. Veea disclaims any obligation to update them publicly.

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